UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2007

THE ALLSTATE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of organization)	File Number)	Identification No.)

2775 Sanders Road
Northbrook, Illinois	60062
(Address of Principal Executive Offices)	Zip

Registrant’s telephone number, including area code:  (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Section 8 — Other Events

Item 8.01.  Other Events.

On June 27, the Registrant entered into an accelerated share repurchase agreement to purchase approximately $500 million of its outstanding common stock from Lehman Brothers OTC Derivatives Inc. (“Lehman OTC”).  The exact purchase price per share and number of shares to be delivered by Lehman OTC will be fixed in accordance with the agreement.  It is expected that Lehman OTC will purchase the shares that it delivers under the agreement in the market within the next four months.  The agreement will be settled at its conclusion with the Registrant either receiving or paying a settlement amount based on the volume weighted average price of the Registrant’s common stock during the period of Lehman OTC’s purchases.  The Registrant may elect to receive or pay any settlement amount in cash or shares of its common stock.

The agreement is part of the previously announced $4.0 billion repurchase program that the Registrant plans to complete by March 31, 2008.   All of the shares acquired by Registrant under the agreement will be placed into its treasury.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION

By:	/s/ Jennifer M. Hager
	Name:	Jennifer M. Hager
	Title:	Assistant Secretary

Date:  June 27, 2007